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Freeport-McMoRan Copper & Gold Inc.
Reports First-Quarter 2007 Results

HIGHLIGHTS
▪
FCX completed its acquisition of Phelps Dodge Corporation (Phelps Dodge) on March 19, 2007, creating the world’s largest publicly traded copper company and a new industry leader with large, long-lived, geographically diverse operations. FCX’s first-quarter 2007 financial results include Phelps Dodge’s operations beginning March 20, 2007.

▪
FCX’s consolidated sales from its mines for first-quarter 2007, including Phelps Dodge’s sales beginning March 20, 2007, totaled 520.3 million pounds of copper, 955.9 thousand ounces of gold and 1.7 million pounds of molybdenum, compared with 225.2 million pounds of copper and 472.5 thousand ounces of gold in the first quarter of 2006. Projected sales for second-quarter 2007 total 970 million pounds of copper, 600 thousand ounces of gold and 17 million pounds of molybdenum.

•
Pro forma consolidated sales from FCX’s mines for first-quarter 2007, including pre-acquisition Phelps Dodge sales, totaled 1,025.6 million pounds of copper, 978.1 thousand ounces of gold and 18.6 million pounds of molybdenum.

•
Pro forma projected consolidated annual sales for full-year 2007 from its mines approximate 3.9 billion pounds of copper, 1.9 million ounces of gold and 70 million pounds of molybdenum, including pre-acquisition Phelps Dodge sales.

▪	Net income for first-quarter 2007 totaled $476.2 million, $2.02 per share, compared with net income of $251.7 million, $1.23 per share, for the first quarter of 2006.

▪
FCX’s operating cash flows for first-quarter 2007 approximated $669 million, including Phelps Dodge amounts beginning March 20, 2007. Assuming average prices of $3.00 per pound for copper, $650 per ounce for gold and $20 per pound for molybdenum for the remainder of 2007, operating cash flows would exceed $5.3 billion for 2007, including over $4.6 billion for the remaining three quarters.

▪	FCX capital expenditures for first-quarter 2007 approximated $142 million, including Phelps Dodge amounts beginning March 20, 2007, and are expected to approximate $1.6 billion for 2007.

▪
FCX completed $5.76 billion in equity financings through the sale of 47.15 million shares of common stock and $2.875 billion of 6¾% mandatory convertible preferred stock. Shares outstanding as of March 31, 2007, approximate 381 million, or 451 million on a fully diluted basis.

▪
Total debt was $12.0 billion and consolidated cash was $3.1 billion at March 31, 2007. Using prices of $3.00 per pound for copper, $650 per ounce for gold and $20 per pound for molybdenum in the balance of the year, total debt at year-end 2007 would approximate $9 billion and cash would approximate $2 billion.

SUMMARY FINANCIAL AND OPERATING DATA
	First Quarter
	2007[a]		2006
Financial Data (in millions, except per share amounts)
Revenues	$2,302.9	[b]	$1,086.1	[c]
Operating income	$1,179.1	[b,d]	$531.7	[c]
Net income applicable to common stock[e]	$476.2	[b,d,f]	$251.7	[c]
Diluted net income per share of common stock[g]	$2.02	[b,d,f]	$1.23	[c]
Diluted average common shares outstanding[g,h]	244.0		221.5
Operating cash flows	$668.9		$(123.8)[i]
Capital expenditures	$142.4		$52.1

Sales from FCX’s Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	520.3		225.2
Average realized price per pound	$3.00	[b]	$2.43

Gold (thousands of recoverable ounces)
FCX’s consolidated share	955.9		472.5
Average realized price per ounce	$654.63		$405.54	[c]

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	1.7		N/A
Average realized price per pound	$23.26		N/A

a.
Includes Phelps Dodge consolidated results beginning March 20, 2007. Phelps Dodge consolidated revenues for the 12-day period ending March 31, 2007, totaled $515.7 million from consolidated sales totaling 103.2 million pounds of copper, 9.4 thousand ounces of gold and 1.7 million pounds of molybdenum.

b.
Includes charges to revenues for noncash mark-to-market accounting adjustments on Phelps Dodge’s 2007 copper price protection programs totaling $38.1 million ($23.2 million to net income or $0.10 per share) or $0.07 per pound, representing the increase in the mark-to-market liability from March 20, 2007, to March 31, 2007. Note that disclosures of after-tax amounts throughout this release are calculated by reference to the applicable tax rate.

c.
Includes a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net income or $0.17 per share) and a reduction in average realized prices of $150.46 per ounce for the revenue adjustment relating to the redemption.

d.
Includes the purchase accounting impact of the increase in the carrying amount of Phelps Dodge’s property, plant, equipment and development costs and metals inventories totaling $124.2 million ($79.0 million to net income or $0.32 per share).

e.	After preferred dividends.
f.	Includes net losses on early extinguishment of debt totaling $87.8 million ($74.6 million to net income or $0.31 per share) for financing transactions related to the acquisition of Phelps Dodge.
g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock. Also reflects assumed conversion of the 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007. See Note d on page III.

h.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge. On March 28, 2007, FCX sold 47.15 million common shares. Common shares outstanding on March 31, 2007, totaled 380.9 million. Assuming conversion of the instruments discussed in Note g above, total potential common shares outstanding would be 451.3 million at March 31, 2007.

i.	Includes working capital uses of approximately $500 million.

PHOENIX, AZ, April 25, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2007 net income applicable to common stock of $476.2 million, $2.02 per share, compared with net income of $251.7 million, $1.23 per share, for the first quarter of 2006. FCX’s first-quarter 2007 financial and operating results include its wholly owned subsidiary Phelps Dodge’s results following its acquisition by FCX on March 19, 2007.

FCX recorded its preliminary allocation of the $25.9 billion purchase price to Phelps Dodge’s assets and liabilities based on estimated fair values as of March 19, 2007. The increases to property, plant, equipment and development costs and metals inventories resulting from this preliminary purchase price allocation resulted in higher cost of sales of $124.2 million ($79.0 million to net income or $0.32 per share) for the first quarter of 2007. These items do not affect operating cash flows.

First-quarter 2007 results also included net losses on debt reductions totaling $87.8 million ($74.6 million to net income or $0.31 per share) for financing transactions related to the acquisition of Phelps Dodge. First-quarter 2006 results included a $69.0 million ($36.6 million to net income or $0.17 per share) loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, Chief Executive Officer, said, “The acquisition of Phelps Dodge is a significant event for our industry and our company. FCX has been transformed into one of the largest North American-based mining companies and the world’s largest publicly traded copper company. Our portfolio now includes significant reserves and production facilities in North and South America, the world-class Grasberg mining complex located in Indonesia, exciting development projects including the Tenke Fungurume project in the Democratic Republic of Congo and exploration projects in major minerals districts around the world. This set of assets provides us major opportunities to pursue the creation of shareholder values and we will do so aggressively.”

ACQUISITION OF PHELPS DODGE
On March 19, 2007, FCX acquired Phelps Dodge. In this transaction, each share of Phelps Dodge common stock was exchanged for 0.67 shares of FCX common stock and $88.00 in cash. As a result, FCX issued 136.9 million shares and paid $18.0 billion in cash to Phelps Dodge shareholders. Based on a closing price of $60.71 for FCX common stock on March 16, 2007, the last trading day before closing of the merger, total consideration (which includes the cash and common stock) received by Phelps Dodge shareholders was $26.3 billion (approximately $128.68 per Phelps Dodge common share).

Purchase Accounting. In accordance with the purchase method of accounting, the purchase price from FCX’s acquisition of Phelps Dodge is determined at the date of the public announcement of the transaction and is allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the closing date of March 19, 2007. The estimated fair values were based on internal estimates and are subject to change as FCX completes its analyses. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. A significant decline in copper or molybdenum prices from those used to estimate the fair values of the acquired assets could result in impairment to the carrying amounts assigned to inventories; mill and leach stockpiles; property, plant, equipment and development costs and goodwill.

Below is a summary of the preliminary purchase price allocation as of March 31, 2007 (in billions):

			Preliminary
			Purchase
	Historical	Fair Value	Price
	Balances	Adjustments	Allocation
Cash and cash equivalents	$4.2	$-	$4.2
Metals inventories and mill and leach stockpiles[a]	0.7	1.7	2.4
Property, plant, equipment and development costs[b]	6.0	14.6	20.6
Other assets	3.3	(0.4)	2.9
Allocation to goodwill[c]	-	7.4	7.4
Total assets	14.2	23.3	37.5
Deferred income taxes (current and long-term)[d]	(0.7)	(5.6)	(6.3)
Other liabilities	(4.1)	-	(4.1)
Minority interests	(1.2)	-	(1.2)
Total	$8.2	$17.7	$25.9

a.
Inventories and stockpiles were valued using estimated discounted cash flows based on estimated selling prices less selling and completion costs and a reasonable profit allowance. Application of fair value principles to metals inventories and stockpiles resulted in a significantly higher value being applied to inventory compared with the historical cost carrying amounts recorded by Phelps Dodge. Consequently, when inventory on hand as of the date of acquisition is subsequently sold, FCX will recognize incremental noncash costs and realize a significantly smaller profit margin with respect to this inventory.

b.
Includes amounts based on estimated discounted cash flows from future production of proven and probable reserves and for values of properties other than proven and probable reserves (VBPP). Carrying amounts assigned to proven and probable reserves are depleted using the unit of production method over the estimated lives of the reserves. Carrying amounts assigned to VBPP are not charged to income until the VBPP becomes associated with proven and probable reserves or are determined to be impaired.

The concept of VBPP is described in Emerging Issue Task Force (EITF) Issue No. 04-3, “Mining Assets: Impairment and Business Combinations,” and has been interpreted differently by different mining companies. FCX’s preliminary adjustment to property, plant, equipment and development costs includes VBPP attributable to mineralized material that FCX believes could be brought into production should market conditions and technical assessments warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metal(s). Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development costs, unit costs, grades, recoveries and other material factors. The carrying amount for property, plant, equipment and development costs includes preliminary adjustments attributable to inferred mineral resources and exploration potential. FCX is continuing to analyze VBPP and the final values may vary significantly from preliminary estimates.
c.
The final valuation of assets acquired and liabilities assumed is not complete and the net adjustments to those values will result in changes to goodwill and other carrying amounts assigned to assets and liabilities based on the preliminary analyses.

d.	Deferred income taxes have been recognized based on the estimated fair value adjustments to net assets.

The table below summarizes the estimated impacts of fair value adjustments on 2007 depreciation, depletion and amortization expense (DD&A) and production costs. These amounts do not affect cash flows and are based on the preliminary purchase price allocations and projected sales volumes. Changes to fair value estimates of property, plant, equipment and development costs, inventories and mill and leach stockpiles could result in significantly different amounts from those shown below. Additionally, inventories and mill and leach stockpiles are subject to lower of cost or market assessments, and significant declines in metals market prices could result in future impairment charges.

	2007
	First	Second	Second
	Quarter	Quarter	Half	Total
(in millions)	Actual	Estimate	Estimate	Estimate
DD&A	$28	$200	$450	$678
Production costs	96	340	250	686
Total	$124	$540	$700	$1,364

Estimated impact on net income	$79	$340	$440	$859

SUMMARY CONTRIBUTION ANALYSIS
FCX’s first-quarter 2007 operating performance, including Phelps Dodge’s results beginning March 20, 2007, and the impact of purchase accounting adjustments, is shown below (in millions):

	Revenues	Operating Income	Net Income
FCX, excluding Phelps Dodge	$1,787.2	$1,085.7	$451.8	[a]
Phelps Dodge 12-day results[b]	515.7	217.6	103.4
Purchase accounting	-	(124.2)[c]	(79.0)
Consolidated	$2,302.9	$1,179.1	$476.2

a.
Includes net losses on early extinguishment of debt totaling $87.8 million ($74.6 million to net income or $0.31 per share) for financing transactions related to the acquisition of Phelps Dodge. Also includes $36.3 million ($30.9 million to net income or $0.13 per share) of net interest expense for new debt used to acquire Phelps Dodge.

b.
Includes charges to revenues for noncash mark-to-market accounting adjustments on Phelps Dodge’s 2007 copper price protection programs totaling $38.1 million ($23.2 million to net income or $0.10 per share), representing the increase in the mark-to-market liability from March 20, 2007, to March 31, 2007. With the acquisition of Phelps Dodge, FCX assumed Phelps Dodge’s copper hedging contracts for which the price of 486 million pounds of copper to be sold in 2007 is capped at $2.00 per pound. At March 31, 2007, the liability associated with these contracts totaled $461.5 million. These copper price protection programs will mature at December 31, 2007, and settle in the first quarter of 2008 based on the average LME price for 2007. FCX does not currently intend to enter into similar hedging programs in the future.

c.
Includes impacts of $96.4 million on production costs related to the purchase accounting impact of the increase in inventory carrying amounts and $27.8 million on depreciation, depletion and amortization related to the purchase accounting impact of the increase in carrying amounts of property, plant, equipment and development costs.

FINANCING TRANSACTIONS
To finance its acquisition of Phelps Dodge, FCX used $2.5 billion of cash and completed the following debt transactions:
•	borrowed $10.0 billion under a new $11.5 billion senior credit facility
•	issued $6.0 billion in senior notes

In accordance with its plan to reduce debt, FCX completed the following equity transactions immediately following closing of the acquisition and used the net proceeds to reduce credit facility borrowings:

•	sold 47.15 million shares of common stock at $61.25 per share for net proceeds of $2.8 billion
•	sold 28.75 million shares of 6¾% mandatory convertible preferred stock with a liquidation preference of $100 per share for net proceeds of $2.8 billion

A summary of the financing transactions associated with the Phelps Dodge acquisition and the related debt balances at March 31, 2007, follows (in billions):

			March 31,
	Borrowings	Repayments	2007
$11.5 billion senior credit facility:
$2.5 billion senior term loan due March 2012	$2.5	$(2.5)	$ -
$7.5 billion senior term loan due March 2014	7.5	(3.1)	4.4
$1.5 billion revolving credit facility	-	-	-
$6.0 billion in senior notes:
$1.0 billion of senior floating rate notes due April 2015	1.0	-	1.0
$1.5 billion of 8¼% Senior Notes due April 2015	1.5	-	1.5
$3.5 billion of 8⅜% Senior Notes due April 2017	3.5	-	3.5
	$16.0	$(5.6)	$10.4

Cash and Debt. At March 31, 2007, FCX had $12.0 billion in debt, including $10.4 billion in acquisition debt, $0.9 billion in Phelps Dodge debt assumed in the transaction and $0.7 billion of previously existing FCX debt. At March 31, 2007, FCX had consolidated cash of $3.1 billion and net cash available to the parent company of $2.4 billion as shown below (in billions):

March 31,
2007
Cash from United States operations	$0.3
Cash from international operations	2.8
Total consolidated cash	3.1
Less minority interests’ share	(0.5)
Cash, net of minority interests’ share	2.6
Withholding tax if distributed	(0.2)
Net cash available to parent company	$2.4

FCX announced that it would redeem its 10⅛% Senior Notes ($272.4 million balance) on May 4, 2007, for $286.2 million and has prepaid an additional $500 million of term debt during April 2007. FCX will record charges totaling approximately $24.3 million ($20.7 million to net income) in the second quarter of 2007 related to the premiums paid and the accelerated recognition of deferred financing costs associated with these debt reductions.

PT FREEPORT INDONESIA (PT-FI) PRODUCTION AND SALES
Through its 90.6 percent owned subsidiary PT-FI, FCX operates one of the world’s largest copper and gold mines at its Grasberg operations in Papua, Indonesia. PT-FI reported higher first-quarter 2007 sales volumes compared with the first quarter of 2006, primarily because of higher ore grades. PT-FI’s share of sales totaled 417.1 million pounds of copper and 946.5 thousand ounces of gold, exceeding previous estimates reported in January 2007 of 400 million pounds of copper and 850 thousand ounces of gold, primarily because it mined certain sections of high-grade ore previously expected to be mined in future periods.

FCX’s Consolidated	First Quarter
Indonesian Mining Operations	2007	2006

Copper (millions of recoverable pounds):
Production	467.6	221.3
Sales	417.1	225.2
Average realized price per pound	$3.09	$2.43

Gold (thousands of recoverable ounces):
Production	1,074.7	461.8
Sales	946.5	472.5
Average realized price per ounce	$654.79	$405.54	[a]

a.	Amount was $556.00 before revenue reduction resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

In the first quarter of 2007, copper ore grades averaged 1.21 percent and recovery rates averaged 91.0 percent, compared with 0.72 percent and 82.5 percent for the first quarter of 2006. Gold ore grades averaged 2.01 grams per metric ton (g/t) and recovery rates averaged 87.8 percent in the first quarter of 2007, compared with 0.92 g/t and 80.6 percent for the first quarter of 2006. Mill throughput, which varies depending on ore types being processed, averaged 228,500 metric tons of ore per day in the first quarter of 2007, compared with 216,800 metric tons of ore in the first quarter of 2006. Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 49,200 metric tons of ore per day in the first quarter of 2007, representing approximately 22 percent of mill throughput.

FCX’s consolidated share of annual sales from Indonesia in 2007 is projected to approximate 1.1 billion pounds of copper and 1.8 million ounces of gold, including approximately 300 million pounds of copper and 575.0 thousand ounces of gold in the second quarter. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold. Approximately 65 percent of PT-FI’s copper sales and 85 percent of PT-FI’s gold sales in 2007 are expected in the first half of the year. The achievement of these sales estimates will depend, among other factors, on the achievement of targeted mining rates, the successful operation of PT-FI production facilities, the impact of weather conditions at the end of fiscal periods on concentrate loading activities and other factors. Grasberg operated at reduced mining and milling rates during a four-day period from April 18 - April 21 as a result of peaceful protests by certain workers regarding benefits. The protests ended on April 21 with an agreement on a framework for minimum wages for its workers and Grasberg has returned to normal operations. The impacts to production were not significant.

Unit Net Cash Costs. PT-FI’s unit net cash (credits) costs, including gold and silver credits, averaged a net credit of $0.30 per pound of copper during the first quarter of 2007, compared with a net cost of $0.39 per pound in the 2006 quarter. The lower unit net cash costs in the 2007 quarter compared with the 2006 quarter primarily reflect higher copper and gold volumes and higher gold prices. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

	First Quarter
	2007	2006
Per pound of copper:
Site production and delivery, after adjustments	$0.75	$1.22
Gold and silver credits	(1.54)	(1.29)
Treatment charges	0.37	0.37
Royalties	0.12	0.09
Unit net cash (credits) costs[a]	$(0.30)	$0.39

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

Assuming average copper prices of $3.00 per pound and average gold prices of $650 per ounce for the remainder of 2007 and achievement of current 2007 sales estimates, PT-FI estimates that its annual 2007 unit net cash costs, including gold and silver credits, would approximate $0.55 per pound. Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and the price of gold, and are therefore currently projected to be lower during the first half of 2007 and higher during the second half. Unit net cash costs for 2007 would change by approximately $0.02 per pound for each $25 per ounce change in the average price of gold for the remainder of 2007.

OTHER ITEMS
At March 31, 2007, FCX’s consolidated copper sales included 556.5 million pounds of copper, priced at an average of $3.12 per pound, subject to final pricing over the next several months. Each $0.05 change in the price realized from the March 31, 2007, price would result in an approximate $16.2 million effect on FCX’s 2007 net income. The LME closing spot price for copper on April 24, 2007 was $3.57. First-quarter 2007 adjustments to concentrate sales recognized in prior quarters decreased revenues by $8.5 million ($4.5 million to net income or $0.02 per share) compared with an increase of $110.2 million ($58.4 million to net income or $0.26 per share) in the first quarter of 2006.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, reported operating income of $12.4 million, compared with $13.5 million in the 2006 period.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until the final sales to third parties occur. Changes in these net deferrals resulted in reductions to FCX’s net income totaling $109.3 million, $0.45 per share, in the first quarter of 2007, compared with an increase of $39.3 million, $0.18 per share, in the first quarter of 2006. At March 31, 2007, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interests sharing totaled $210.1 million. Based on copper prices of $3.00 per pound and gold prices of $650 per ounce for the second quarter of 2007 and current shipping schedules, FCX estimates that the net change in these deferred profits on intercompany sales will result in an increase to net income of approximately $50 million in the second quarter of 2007. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

PRO FORMA OPERATIONS
FCX’s pro forma operating results for the first quarters of 2007 and 2006, including the full-quarter results of PT-FI’s mining operations and the smelting and refining operations of Atlantic Copper and PT-FI’s 25%-owned affiliate PT Smelting, together with pre-acquisition Phelps Dodge results, follow. Pro forma operating results shown below are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	First Quarter
	2007		2006[a]
Pro Forma Financial Data (in millions, except per share amounts)
Revenues	$4,839.6	[b]	$3,310.7	[b,c]
Operating income	$1,620.6	[d]	$419.1	[d]
Income before income taxes and minority interests	$1,459.9		$223.9
Net income (loss) applicable to common stock	$621.2	[b,d,e]	$(66.7)[b,c,d]
Diluted net income (loss) per share of common stock	$1.51	[b,d,e]	$(0.18)[b,c,d]
Weighted average shares	453.6		372.2

Pro Forma Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	1,076.0		829.8
Sales[f]	1,025.6		834.2
Average realized price per pound, excluding hedging	$2.90		$2.37
Average realized price per pound, including hedging	$2.85	[b]	$1.84	[b]
Unit net cash costs[g]	$0.40		$0.57
Gold (thousands of recoverable ounces)
Production	1,102.6		498.3
Sales[f]	978.1		508.9
Average realized price per ounce	$651.50		$401.32	[c]
Molybdenum (millions of recoverable pounds)
Production	16.5		17.2
Sales[f]	18.6		16.9
Average realized price per pound	$23.00		$21.18

a.
Pro forma financial results for 2006 reflect the impact of fair value adjustments to inventories and property, plant, equipment and development costs using March 19, 2007 metals prices and assumptions.

b.
Includes charges to revenues for noncash mark-to-market accounting adjustments on Phelps Dodge’s copper collar price protection programs totaling $58.3 million ($35.6 million to net income or $0.08 per share and $0.06 per pound of copper) in the first quarter of 2007 and $392.6 million ($298.4 million to net losses or $0.80 per share and $0.47 per pound of copper) in the first quarter of 2006.

c.
Includes a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net loss or $0.10 per share) and reducing average realized prices by approximately $136 per ounce.

d.
Includes the purchase accounting impact of the increase in the carrying amount of Phelps Dodge’s property, plant, equipment and development costs and metals inventories totaling $610.8 million ($384.8 million to net income or $0.85 per share) in the first quarter of 2007 and $690.6 million ($435.1 million to net loss or $1.17 per share) in the first quarter of 2006.

e.	Excludes net losses on early extinguishment of debt totaling $87.8 million ($74.6 million to net income or $0.16 per share) for financing transactions related to the acquisition of Phelps Dodge.
f.	Excludes sales of purchased metal.
g.
Reflects weighted average unit net cash costs, net of by-product credits, for all FCX mines. For reconciliations of unit net cash costs per pound by geographic region to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

North American Mining. Through Phelps Dodge, FCX operates five open-pit copper mining complexes in North America - Morenci, Bagdad and Sierrita in Arizona and Chino and Tyrone in New Mexico, and molybdenum mining operations - the Henderson/Climax complex in Colorado. In addition, a new copper mining complex is under construction at Safford, Arizona. All of these mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. The North American copper mining operations are operated in an integrated fashion and have long-lived reserves with significant additional development potential.

FCX’s Pro Forma Consolidated	First Quarter
North American Mining Operations	2007	2006

Copper (millions of recoverable pounds)
Production	301.2	320.2
Sales[a]	306.7	333.5
Average realized price per pound, excluding hedging	$2.82	$2.16
Average realized price per pound, including hedging[b]	$2.63	$0.98

Molybdenum (millions of recoverable pounds)
Production	16.5	17.2
Sales[a]	18.6	16.9
Average realized price per pound	$23.00	$21.18

a.	Excludes sales of purchased metal.
b.	Includes impact of hedging losses related to Phelps Dodge’s copper collar programs (see footnote b on page 9).

First-quarter 2007 North America sales volumes were lower than first-quarter 2006 primarily because of lower ore grades. Consolidated copper sales from North American operations totaled 1.3 billion pounds in 2006 and are expected to approximate 1.3 billion pounds for the full year 2007. In the first quarter of 2007, sales from these operations totaled 306.7 million pounds of copper.

With its acquisition of Phelps Dodge, FCX is now the world’s largest producer of molybdenum through the primary molybdenum Henderson mine and as a by-product at several of its copper mines.

The Henderson block-cave underground mining complex produces high-purity, chemical-grade molybdenum concentrates, which are further processed into value-added molybdenum chemical products. Feasibility studies are ongoing for reopening the Climax open-pit mine, which has been on care-and-maintenance status since 1995. Assuming favorable market conditions and timely receipt of permits, the Climax mine could resume operation by the end of 2009.

Consolidated molybdenum sales from the primary and by-product mines totaled 68.8 million pounds in 2006 and are expected to approximate 70 million pounds for the full year 2007. Consolidated molybdenum sales totaled 18.6 million pounds in the first quarter of 2007 and are expected to approximate 17 million pounds in the second quarter of 2007.

Approximately 60 percent of FCX’s expected 2007 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale. The Platts Metals Week closing price for molybdenum on April 23, 2007, was $28.08 per pound.

Unit Net Cash Costs. The following table summarizes the pro forma unit net cash costs at the North American mines for the full first quarters of 2007 and 2006.

	First Quarter
	2007	2006
Per pound of copper:
Site production and delivery, after adjustments	$1.31	$0.99
By-product credits, primarily molybdenum	(0.54)	(0.58)
Treatment charges	0.07	0.07
Pro forma unit net cash costs[a]	$0.84	$0.48

a.
For a reconciliation of pro forma unit net cash costs per pound to production and delivery costs applicable to pro forma sales disclosed in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

North American unit cash costs were higher in the first quarter of 2007 compared with the first quarter of 2006 primarily because of lower volumes and higher costs at the Morenci operation associated with equipment maintenance, an increase in consumables and mill restart costs.

Assuming an average price of $20 per pound of molybdenum for the remainder of 2007 and achievement of current 2007 sales estimates, FCX estimates that its pro forma 2007 average unit net cash costs for its North American mines, including molybdenum credits, would approximate $0.87 per pound of copper. Average unit net cash costs for 2007 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2007.

South American Mining. Through Phelps Dodge, FCX operates three copper mining complexes in South America - Candelaria/Ojos del Salado and El Abra in Chile and Cerro Verde in Peru. These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns 80 percent of the Candelaria/Ojos del Salado mining complex, which includes the Candelaria open-pit and underground mines and the Ojos del Salado underground mines. These mines use certain common processing facilities to produce copper concentrates. FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes. FCX owns a 53.6 percent equity interest in Cerro Verde, an open-pit mine producing electrowon copper cathodes and copper concentrates. Cerro Verde has recently completed an approximate $900 million expansion project that will enable sulfide ore reserves to be processed through a new concentrator.

FCX’s Pro Forma Consolidated	First Quarter
South American Mining Operations	2007	2006

Copper (millions of recoverable pounds)
Production	307.2	288.3
Sales	301.8	275.5
Average realized price per pound	$2.73	$2.40

Gold (thousands of recoverable ounces)
Production	24.5	30.2
Sales	25.5	29.3

Copper sales in the first quarter of 2007 were higher than in the first quarter of 2006 primarily reflecting the start up of expanded production at Cerro Verde partly offset by lower El Abra sales. Consolidated copper sales totaled 1.1 billion pounds from South American operations in 2006 and are expected to approximate 1.5 billion pounds for the full year 2007. In the first quarter of 2007, these operations sold 301.8 million pounds of copper. The projected increases for full-year 2007 reflect incremental production from the new Cerro Verde concentrator, partly offset by lower grades at El Abra.

Unit Net Cash Costs. The following table summarizes the pro forma unit net cash costs at the South American mines for the full first quarters of 2007 and 2006.

	First Quarter
	2007	2006
Per pound of copper:
Site production and delivery, after adjustments	$0.84	$0.74
By-product credits, primarily gold	(0.08)	(0.08)
Treatment charges	0.18	0.15
Pro forma unit net cash costs[a]	$0.94	$0.81

a.
For a reconciliation of pro forma unit net cash costs per pound to production and delivery costs applicable to pro forma sales disclosed in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

South American unit net cash costs were higher in the first quarter of 2007 compared with the first quarter of 2006 primarily resulting from mill start up activities and higher employee costs at Cerro Verde and the impact of lower volumes at El Abra.

FCX estimates that its pro forma annual 2007 average unit net cash costs for its South American mines, including gold credits, would approximate $0.85 per pound of copper.

Other. FCX also acquired Phelps Dodge’s wire and cable business which operates in nine countries throughout Latin America, Asia and Africa, and is engaged in the manufacturing of energy cables for various industries. This business had revenues of $1.3 billion and operating income of $57.6 million in 2006.

DEVELOPMENT and EXPLORATION ACTIVITIES
Development Activities. FCX has significant development activities under way to expand its copper production capacity, extend its mine lives and develop large-scale underground ore bodies. Current major projects include the recently commissioned expansion of Cerro Verde; construction of a major new mining complex at Safford, Arizona; the concentrate-leach, direct-electrowinning facility being constructed at Morenci; a sulfide leach project to extend the mine life at El Abra; various projects to develop the large-scale, high-grade underground ore bodies in the Grasberg district and development of the Tenke Fungurume project in the Democratic Republic of Congo.

Construction of a new concentrate-leach, direct-electrowinning facility at Morenci is on schedule for completion in the third quarter of 2007. The facility uses Phelps Dodge’s proprietary medium-temperature, pressure-leaching and direct electrowinning technology which will enhance cost savings by processing concentrate on-site instead of shipping concentrate to smelters for treatment.

The Safford copper mining complex in Arizona commenced construction in August 2006 and is expected to produce copper initially from two open-pit mines. FCX anticipates that Safford will be in production by early 2008, with full copper production initially expected to approximate 240 million pounds per year. The life of the operation is expected to be at least 18 years. The Safford mining complex will require an investment of approximately $580 million. FCX believes there is significant additional exploration and development potential in this district, including the large Lone Star project.

Cerro Verde has recently completed an approximate $900 million mill expansion project to process sulfide ore reserves through a new concentrator. Processing of the sulfide ore began in the fourth quarter of 2006 and the mill is on schedule to reach design capacity during the second quarter of 2007. Incremental annual production from this expansion is expected to total 430 million pounds.

At the end of 2006, a feasibility study was completed that evaluated the development of the large sulfide deposit at El Abra. This project would extend the mine life by seven years. Copper production from the sulfides is expected to begin in 2010. The existing facilities at El Abra will be used to process the additional reserves, minimizing capital spending requirements. Total initial capital for the project is approximately $350 million, the majority of which will be spent between 2008 and 2011. In March 2007, an environmental impact study associated with the sulfide project was submitted to Chilean authorities.

Indonesia. PT-FI has several projects in progress throughout the Grasberg District, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit. These projects include the expansion of the DOZ mine to 50,000 metric tons of ore per day by mid-2007 and a further expansion to 80,000 metric tons per day; the development of the high-grade Big Gossan mine, expected to ramp-up to full production of 7,000 metric tons per day in late 2010; and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the area containing the DOZ mine.

Africa. FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper/cobalt mining concessions in the Katanga province of the Democratic Republic of Congo. FCX is the operator of the project. The Tenke Fungurume feasibility study, which was completed in the fourth quarter of 2006, is based on ore reserves of 103 million metric tons with ore grades of 2.1 percent copper and 0.3 percent cobalt. Based on the current mine plan, ore grades for the first ten years are expected to average 4.6 percent copper and 0.4 percent cobalt.

Operations are expected to commence by early 2009, with initial production of approximately 250 million pounds of copper and approximately 18 million pounds of cobalt per year for the first 10 years. Based on the recent feasibility study which assumes a long-term cobalt price of $12 per pound, life-of-mine unit net cash costs after by-product credits are estimated to be a net credit of $0.19 per pound of copper.

FCX is responsible for funding 70 percent of project development costs. The Tenke Fungurume project will require a capital investment of approximately $650 million.

Exploration Activities. FCX is conducting exploration activities near its existing mines and in other high potential areas around the world. Exploration expenditures in 2007 are expected to approximate $125 million.

FCX’s exploration efforts in North America include drilling within the Safford district of the Lone Star deposit located approximately four miles from the ore body currently under development and targets in the Morenci district. In Africa, FCX plans to explore targets outside of the area of initial development at Tenke Fungurume and to advance a pre-feasibility study on the separate Kisanfu project.

FCX is reviewing the development potential of each mining district acquired from Phelps Dodge and all of its ongoing exploration activities. These reviews could result in changes in FCX’s exploration and development plans.

PT-FI’s 2007 exploration efforts in Indonesia will continue to test extensions of the Deep Grasberg and Kucing Liar mine complex. PT-FI also expects to test the open-pit potential of the Wanagon gold prospect, the Ertsberg open-pit resource through surface drilling programs, for extensions of the Deep Mill Level Zone deposit and other targets in the area between the Ertsberg and Grasberg mineral systems from the new Common Infrastructure tunnels. During 2007, FCX has resumed exploration activities suspended in recent years in certain prospective areas outside Block A including the Kamopa prospect. Field programs were initiated at the Ular Merah copper/gold prospect in its Eastern Minerals contract of work area during the first quarter of 2007.

OUTLOOK
FCX’s pro forma consolidated sales volumes for 2007 are currently projected to approximate 3.9 billion pounds of copper, 1.9 million ounces of gold and 70 million pounds of molybdenum, including pre-acquisition Phelps Dodge sales, and projected sales volumes for the second quarter of 2007 total 970 million pounds of copper, 600 thousand ounces of gold and 17 million pounds of molybdenum. The achievement of FCX’s sales estimates will be dependent, among other factors, on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for the remainder of 2007 and assuming average prices of $3.00 per pound of copper, $650 per ounce of gold and $20 per pound of molybdenum in the balance of the year, FCX’s consolidated operating cash flows would exceed $5.3 billion in 2007, including over $4.6 billion projected in the remaining three quarters. Each $0.20 per pound change in copper prices would affect 2007 cash flows by approximately $400 million. Each $50 per ounce change in gold prices would affect 2007 cash flows by approximately $30 million, and each $2 per pound change in molybdenum prices would affect 2007 cash flows by approximately $50 million. FCX’s capital expenditures for 2007 are currently estimated to approximate $1.6 billion.

FCX expects to generate cash flows during 2007 significantly greater than its capital expenditures, minority interests distributions, dividends and other cash requirements. Assuming average prices of $3.00 per pound of copper, $650 per ounce of gold and $20 per pound of molybdenum in the balance of the year, and assuming excess cash is applied to reduce debt, total debt at year-end 2007 would approximate $9 billion and consolidated cash would approximate $2 billion.

FINANCIAL POLICY
FCX has a long track record for maximizing shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX’s common stock annual dividend of $1.25 per share, which it expects to maintain, totals approximately $475 million per year. Common and preferred dividends total approximately $730 million per year.

Following the significant increase in debt associated with the acquisition of Phelps Dodge, FCX has placed a high priority on debt reduction. As a result of the positive outlook for the business, FCX expects to achieve its objective of meaningful debt reduction in the near-term. FCX will continue to consider opportunities to reduce debt though possible asset sales. FCX’s management and its Board of Directors will review the company’s financial policy on an ongoing basis. FCX has 12.2 million shares remaining under its Board-authorized 20-million share open market purchase program.

OTHER MATTERS
The Fortune 500 rankings of America’s largest companies has recently been published. FCX was ranked 398 and Phelps Dodge was ranked 206 based on 2006 revenues. The combined company’s revenues of $17.7 billion in 2006 are comparable to the 130th ranking in the Fortune 500 list of America’s largest companies for 2006.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry. The Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the potential world-class Tenke Fungurume project in the Democratic Republic of Congo. Additional information about FCX is available on our website at www.fcx.com.

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, the impact of changes in deferred intercompany profits on earnings, projected debt and cash balances, and the impact of purchase accounting, including on production costs and depreciation, depletion and amortization expenses. Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Prospectus Supplement dated March 22, 2007, relating to its common stock offering filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about first-quarter 2007 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, May 18, 2007.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
	First Quarter
COPPER, Pro Forma[a]	Production			Sales
(millions of recoverable pounds)	2007		2006	2007		2006

MINED COPPER (FCX's net interest in %)
North America
Morenci (85%)[b]	157.9		159.6	152.7		159.6
Bagdad (100%)	42.0		38.1	46.3		43.4
Sierrita (100%)	36.8		43.4	40.5		48.4
Chino (100%)	41.1		53.6	40.2		53.6
Tyrone (100%)	12.3		15.8	12.5		15.8
Miami (100%)	4.0		5.2	7.5		8.2
Tohono (100%)	1.3		1.6	1.2		1.6
Manufacturing and other (100%)	5.8		2.9	5.8		2.9
Total North America	301.2	[c]	320.2	306.7	[c]	333.5

South America
Candelaria/Ojos del Salado (80%)	100.5		117.1	104.2		113.6
Cerro Verde (53.6%)	112.2		50.1	113.6		38.4
El Abra (51%)	94.5		121.1	84.0		123.5
Total South America	307.2	[c]	288.3	301.8	[c]	275.5

Indonesia (90.6%)[d]	467.6		221.3	417.1		225.2
Consolidated	1,076.0		829.8	1,025.6		834.2
Less minority participants’ share	162.3		126.7	153.7		122.1
Net	913.7		703.1	871.9		712.1

Consolidated sales from mines				1,025.6		834.2
Purchased copper				176.7		194.2
Total consolidated sales				1,202.3		1,028.4

Average realized price per pound
Excluding hedging				$2.90		$2.37
Including hedging				$2.85	[e]	$1.84	[e]

GOLD, Pro Forma[a]
(thousands of recoverable ounces)
MINED GOLD (FCX's net interest in %)

North America (100%)[b]	3.4		6.3	6.1		7.1
South America (80%)	24.5	[f]	30.2	25.5	[f]	29.3
Indonesia (90.6%)[d]	1,074.7		461.8	946.5		472.5
Consolidated	1,102.6		498.3	978.1		508.9
Less minority participants’ shares	105.5		49.2	93.7		50.1
Net	997.1		449.1	884.4		458.8
Consolidated sales from mines				978.1		508.9
Purchased gold				5.9		5.4
Total consolidated sales				984.0		514.3

Average realized price per ounce				$651.50		$401.32	[g]

MOLYBDENUM, Pro Forma[a]
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX's net interest in %)
North America
Henderson (100%)	9.4		9.4	N/A		N/A
By-product (100%)	7.1		7.8	N/A		N/A
Consolidated	16.5	[h]	17.2	18.6	[h]	16.9

Purchased molybdenum				2.4		2.2
Total consolidated sales				21.0		19.1
Average realized price per pound				$23.00		$21.18

a.	Includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.
Includes North American copper production of 43.0 million pounds and sales of 23.7 million pounds and South American copper production of 47.9 million pounds and sales of 79.5 million pounds for Phelps Dodge’s 12-day results ending March 31, 2007.

d.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e.	Includes reductions of $0.06 per pound for the 2007 quarter and $0.47 per pound for the 2006 quarter for mark-to-market accounting adjustments on Phelps Dodge’s copper price protection programs.
f.	Includes gold production of 3.7 thousand ounces and sales of 7.3 thousand ounces for Phelps Dodge’s 12-day results ending March 31, 2007.
g.	Includes a reduction of approximately $136 per ounce for a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
h.	Includes molybdenum production of 2.3 million pounds and sales of 1.7 million pounds for Phelps Dodge’s 12-day results ending March 31, 2007.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	First Quarter
Statistical Data from Mining Operations, 100%	2007[a]	2006[a]

North America
Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	677,300	857,000
Average copper ore grade (%)	0.29	0.30
Copper production (millions of recoverable pounds)	201.4	219.3

Mill Operations
Ore milled (metric tons per day)	209,000	190,500
Average ore grade (%)
Copper	0.31	0.33
Molybdenum	0.02	0.03
Production (millions of recoverable pounds)
Copper	94.0	98.0
Molybdenum	7.1	7.8

Primary Molybdenum Mine

Ore milled (metric tons per day)	24,500	23,200
Average molybdenum ore grade (%)	0.22	0.23
Molybdenum production (millions of recoverable pounds)	9.4	9.4

South America (copper mines)
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	276,000	250,700
Average copper ore grade (%)	0.39	0.45
Copper production (millions of recoverable pounds)	148.8	171.2

Mill Operations
Ore milled (metric tons per day)	141,300	61,100
Average copper ore grade (%)	0.66	1.06
Copper production (millions of recoverable pounds)	158.4	117.1

Indonesia (copper mine)
Mill Operations
Ore milled (metric tons per day)	228,500	216,800

Average ore grade
Copper (%)	1.21	0.72
Gold (grams per metric ton)	2.01	0.92
Recovery rates (%)
Copper	91.0	82.5
Gold	87.8	80.6
Production
Copper (millions of recoverable pounds)	467.6	221.3
Gold (thousand of recoverable ounces)	1,074.7	461.8

a.	Includes Phelps Dodge pre-acquisition results for comparative purposes only.

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2007[a]		2006
	(In Millions, Except Per Share Amounts)
Revenues	$2,302.9	[b]	$1,086.1 [b]
Cost of sales:
Production and delivery	952.1	[c]	477.9
Depreciation, depletion and amortization	116.3	[c]	43.3
Total cost of sales	1,068.4		521.2
Exploration and research expenses	6.5		2.6
Selling, general and administrative expenses	48.9		30.6
Total costs and expenses	1,123.8		554.4
Operating income	1,179.1		531.7
Interest expense, net	(51.9)		(22.7)
Net losses on early extinguishment and conversion of debt	(87.8)		(2.0)
Other income, net	23.6		5.0
Equity in affiliated companies’ net earnings	4.5		3.6
Income before income taxes and minority interests	1,067.5		515.6
Provision for income taxes	(460.2)		(221.7)
Minority interests in net income of consolidated subsidiaries	(114.4)		(27.1)
Net income	492.9		266.8
Preferred dividends	(16.7)		(15.1)
Net income applicable to common stock	$476.2		$251.7

Net income per share of common stock:
Basic	$2.20		$1.34
Diluted	$2.02	[d]	$1.23 [d]

Average common shares outstanding:
Basic	216.8	[e]	187.9
Diluted	244.0	[d]	221.5 [d]

Dividends paid per share of common stock	$0.3125		$0.8125

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
Includes adjustments to prior period concentrate sales totaling $(8.5) million for the 2007 quarter and $110.2 million for the 2006 quarter. The 2007 quarter also includes a $38.1 million charge for mark-to-market accounting adjustments for the loss on Phelps Dodge’s 2007 copper price protection programs and the 2006 quarter also includes a loss on the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69.0 million.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $96.4 million and depreciation, depletion and amortization by $27.8 million.

d.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $0.1 million in the 2007 quarter and $5.1 million in the 2006 quarter and dividends totaling $15.1 million in each of the first quarters of 2007 and 2006. The 2007 quarter also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting dividends totaling $1.6 million. The assumed conversions reflect the inclusion of 25.5 million common shares in the 2007 quarter and 31.9 million common shares in the 2006 quarter.

e.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2007	2006
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,126.5	$907.5
Accounts receivable	2,254.4	485.8
Inventories	2,590.9	724.2
Mill and leach stockpiles	340.4	-
Prepaid expenses, restricted cash and other	241.7	33.5
Total current assets	8,553.9	2,151.0
Property, plant, equipment and development costs, net	23,730.1	3,098.5
Other assets	716.1	140.3
Trust assets	623.2	-
Long-term mill and leach stockpiles	431.7	-
Goodwill	7,379.0	-
Total assets	$41,434.0	$5,389.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,641.5	$789.0
Accrued income taxes	785.1	164.4
Current portion of long-term debt and short-term borrowings	199.2	19.1
Total current liabilities	3,625.8	972.5
Long-term debt, less current portion:
Senior notes	7,230.0	620.0
Term loan	4,382.0	-
Project financing, equipment loans and other	224.9	41.0
Total long-term debt, less current portion	11,836.9	661.0
Accrued postretirement benefits and other liabilities	1,206.1	297.9
Deferred income taxes	6,992.8	800.3
Minority interests	1,473.7	213.0
Stockholders' equity:
5½% Convertible perpetual preferred stock	1,100.0	1,100.0
6¾% Mandatory convertible preferred stock	2,875.0	-
Common stock	49.5	31.0
Capital in excess of par value of common stock	13,266.5	2,668.1
Retained earnings	1,833.5	1,414.8
Accumulated other comprehensive loss	(3.0)	(19.9)
Common stock held in treasury	(2,822.8)	(2,748.9)
Total stockholders’ equity	16,298.7	2,445.1
Total liabilities and stockholders’ equity	$41,434.0	$5,389.8

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2007[a]	2006
	(In Millions)
Cash flow from operating activities:
Net income	$492.9	$266.8
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Unrealized losses on copper collars and copper put options	38.1	-
Depreciation, depletion and amortization	116.3	43.3
Minority interests' share of net income	114.4	27.1
Noncash compensation and benefits	25.5	17.0
Net losses on early extinguishment and conversion of debt	87.8	2.0
Deferred income taxes	(46.0)	41.9
Elimination (recognition) of profit on PT Freeport Indonesia sales
to PT Smelting	35.7	(20.8)
Other	6.4	-
(Increases) decreases in working capital:
Accounts receivable	(398.0)	65.2
Inventories	80.7	(40.3)
Prepaid expenses, restricted cash and other	0.8	(7.3)
Accounts payable and accrued liabilities	(30.0)	(250.4)
Accrued income taxes	144.3	(268.3)
Increase in working capital	(202.2)	(501.1)
Net cash provided by (used in) operating activities	668.9	(123.8)

Cash flow from investing activities:
Acquisition of Phelps Dodge, net of cash acquired	(13,888.1)	(0.3)
PT Freeport Indonesia capital expenditures	(74.0)	(48.6)
Phelps Dodge capital expenditures	(60.9)	-
Other capital expenditures	(7.5)	(3.5)
Sale of assets and other	1.0	2.0
Net cash used in investing activities	(14,029.5)	(50.4)

Cash flow from financing activities:
Proceeds from term loans under bank credit facility	10,000.0	-
Repayments of term loans under bank credit facility	(5,618.0)	-
Net proceeds from sales of senior notes	5,880.0	-
Net proceeds from sale of 6¾% mandatory convertible preferred stock	2,803.1	-
Net proceeds from sale of common stock	2,815.7	-
Proceeds from other debt	100.9	55.5
Repayments of other debt	(48.3)	(201.0)
Cash dividends paid:
Common stock	(62.9)	(153.2)
Preferred stock	(15.1)	(15.1)
Minority interests	(47.0)[b]	(18.7)[b]
Net (payments for) proceeds from exercised stock options	(44.9)	11.1
Excess tax benefit from exercised stock options	1.1	16.1
Bank credit facilities fees and other	(185.0)	-
Net cash provided by (used in) financing activities	15,579.6	(305.3)

Net increase (decrease) in cash and cash equivalents	2,219.0	(479.5)
Cash and cash equivalents at beginning of year	907.5	763.6
Cash and cash equivalents at end of period	$3,126.5	$284.1

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.	Represents minority interests’ share of dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of FCX’s mining operations expressed on a basis relating to its primary metal product, copper. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it mines ore, which contains copper, gold, molybdenum and other metals, (3) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, and molybdenum and other metals it produces, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by FCX’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. In addition, costs resulting from the application of the purchase accounting method are removed. As discussed above, gold, molybdenum and other metal revenues, excluding any impacts from redemption of the gold- and silver-denominated preferred stocks, are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Pro Forma Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Molybdenum	Other	Total
Revenues, after adjustments shown
below	$812.3	$812.3	$2.0	$4.5	$178.5	$3.5	$1,000.8

Site production and delivery, before
net noncash and nonrecurring
costs shown below	394.1	347.4	1.0	1.6	68.1	3.1	421.2
By-product credits	(161.4)	-	-	-	-	-	-
Treatment charges	22.0	21.5	0.2	0.3	-	-	22.0
Unit net cash costs	254.7	368.9	1.2	1.9	68.1	3.1	443.2
Depreciation and amortization	39.6	33.7	0.1	0.2	5.6	-	39.6
Noncash and nonrecurring costs, net	5.8	5.6	-	-	0.2	-	5.8
Total unit costs	300.1	408.2	1.3	2.1	73.9	3.1	488.6
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	8.5	8.5	-	-	-	-	8.5
Idle facility and other non-
inventoriable costs	(10.0)	(10.0)	-	-	-	-	(10.0)
Gross profit	$510.7	$402.6	$0.7	$2.4	$104.6	$0.4	$510.7

Pounds of copper sold (in millions)	300.9	300.9
Ounces of gold sold (000s)			3.3
Ounces of silver sold (000s)				295.3
Pounds of molybdenum sold
(in millions)					7.1

Gross profit per pound of copper and molybdenum/
per ounce of gold and silver:
Revenues, after adjustments shown
below	$2.70	$2.70	$597.80	$15.17	$25.13

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.31	1.15	298.89	5.50	9.59
By-product credits	(0.54)	-	-	-	-
Treatment charges	0.07	0.07	55.83	1.06	-
Unit net cash costs	0.84	1.22	354.72	6.56	9.59
Depreciation and amortization	0.13	0.11	25.16	0.51	0.79
Noncash and nonrecurring costs, net	0.02	0.02	3.48	0.02	0.03
Total unit costs	0.99	1.35	383.36	7.09	10.41
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	(0.03)	(0.03)	-	-	-
Idle facility and other non-
inventoriable costs	0.02	0.02	(0.79)	(0.01)	-
Gross profit	$1.70	$1.34	$213.65	$8.07	$14.72

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,000.8	$421.2	$39.6
Net noncash and nonrecurring costs
per above	N/A	5.8	N/A
Pre-acquisition amounts	(943.4)	(413.6)	(34.5)
Other North America operations	277.6	311.2	4.1
Purchase accounting impact	N/A	27.3	4.7
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging per above	8.5	N/A	N/A
Total North American mining
operations	343.5	351.9	13.9
Eliminations and other	1,959.4	600.2	102.4
As reported in FCX’s consolidated
financial statements	$2,302.9	$952.1	$116.3

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)
North America Pro Forma Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Molybdenum	Other	Total
Revenues, after adjustments shown
below	$740.5	$740.5	$2.8	$4.8	$190.6	$3.1	$941.8

Site production and delivery, before
net noncash and nonrecurring
costs shown below	327.7	256.2	1.7	2.2	75.3	2.5	337.9
By-product credits	(191.1)	-	-	-	-	-	-
Treatment charges	22.5	21.2	0.5	0.8	-	-	22.5
Unit net cash costs	159.1	277.4	2.2	3.0	75.3	2.5	360.4
Depreciation and amortization	36.3	29.2	0.2	0.2	6.6	0.1	36.3
Noncash and nonrecurring costs, net	5.1	4.9	-	-	0.2	-	5.1
Total unit costs	200.5	311.5	2.4	3.2	82.1	2.6	401.8
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	(374.8)	(374.8)	-	-	-	-	(374.8)
Idle facility and other non-
inventoriable costs	(6.8)	(6.8)	-	-	-	-	(6.8)
Gross profit	$158.4	$47.4	$0.4	$1.6	$108.5	$0.5	$158.4

Pounds of copper sold (in millions)	330.7	330.7
Ounces of gold sold (000s)			5.4
Ounces of silver sold (000s)				508.5
Pounds of molybdenum sold
(in millions)					7.8

Gross profit per pound of copper and molybdenum/
per ounce of gold and silver:
Revenues, after adjustments shown
below	$2.24	$2.24	$515.44	$9.52	$24.38

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.99	0.77	320.03	4.32	9.63
By-product credits	(0.58)	-	-	-	-
Treatment charges	0.07	0.06	91.65	1.64	-
Unit net cash costs	0.48	0.83	411.68	5.96	9.63
Depreciation and amortization	0.11	0.09	38.60	0.43	0.84
Noncash and nonrecurring costs, net	0.02	0.02	6.06	0.03	0.03
Total unit costs	0.61	0.94	456.34	6.42	10.50
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	(1.13)	(1.13)	-	-	-
Idle facility and other non-
inventoriable costs	(0.02)	(0.02)	-	(0.05)	-
Gross profit	$0.48	$0.15	$59.10	$3.05	$13.88

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$941.8	$337.9	$36.3
Net noncash and nonrecurring costs
per above	N/A	5.1	N/A
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging per above	(374.8)	N/A	N/A
Purchase accounting impact	N/A	501.4	196.5
Eliminations and other	2,743.7	1,582.3	114.0
As reported in FCX’s pro forma
consolidated financial results	$3,310.7	$2,426.7	$346.8

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Pro Forma Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown
below	$828.1	$828.1	$16.7	$7.1	$851.9

Site production and delivery, before
net noncash and nonrecurring
costs shown below	252.5	243.1	7.3	2.8	253.2
By-product credits	(23.1)	-	-	-	-
Treatment charges	54.8	52.9	1.1	0.8	54.8
Unit net cash costs	284.2	296.0	8.4	3.6	308.0
Depreciation and amortization	44.1	43.1	0.7	0.3	44.1
Noncash and nonrecurring costs, net	0.7	0.7	-	-	0.7
Total unit costs	329.0	339.8	9.1	3.9	352.8
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	57.1	57.6	(0.4)	(0.1)	57.1
Idle facility and other non-
inventoriable costs	(6.3)	(6.0)	(0.2)	(0.1)	(6.3)
Gross profit	$549.9	$539.9	$7.0	$3.0	$549.9

Pounds of copper sold (in millions)	301.8	301.8
Ounces of gold sold (000s)			25.5
Ounces of silver sold (000s)				535.3

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown
below	$2.74	$2.74	$657.27	$13.21

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.84	0.80	286.47	5.25
By-product credits	(0.08)	-	-	-
Treatment charges	0.18	0.18	44.63	1.39
Unit net cash costs	0.94	0.98	331.10	6.64
Depreciation and amortization	0.15	0.14	27.39	0.55
Noncash and nonrecurring costs, net	-	-	0.40	0.01
Total unit costs	1.09	1.12	358.89	7.20
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	0.19	0.19	(15.57)	(0.24)
Idle facility and other non-
inventoriable costs	(0.02)	(0.02)	(9.63)	(0.14)
Gross profit	$1.82	$1.79	$273.18	$5.63

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$851.9	$253.2	$44.1
Net noncash and nonrecurring costs
per above	N/A	0.7	N/A
Treatment charges per above	(54.8)	N/A	N/A
Pre-acquisition amounts	(631.7)	(230.9)	(37.2)
Purchased metal	68.0	68.0	N/A
Purchase accounting impact	N/A	47.8	21.4
Eliminations and other	(28.8)	(23.0)	0.1
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging per above	57.1	N/A	N/A
Total South American mining
operations	261.7	115.8	28.4
Eliminations and other	2,041.2	836.3	87.9
As reported in FCX’s consolidated
financial statements	$2,302.9	$952.1	$116.3

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Pro Forma Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown
below	$710.9	$710.9	$17.0	$6.2	$734.1

Site production and delivery, before
net noncash and nonrecurring
costs shown below	205.3	198.1	5.2	2.0	205.3
By-product credits	(23.2)	-	-	-	-
Treatment charges	42.2	40.5	1.3	0.4	42.2
Unit net cash costs	224.3	238.6	6.5	2.4	247.5
Depreciation and amortization	46.6	45.8	0.6	0.2	46.6
Noncash and nonrecurring costs, net	0.4	0.4	-	-	0.4
Total unit costs	271.3	284.8	7.1	2.6	294.5
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	(45.9)	(39.2)	(4.8)	(1.9)	(45.9)
Idle facility and other non-
inventoriable costs	(4.3)	(4.0)	(0.2)	(0.1)	(4.3)
Gross profit	$389.4	$382.9	$4.9	$1.6	$389.4

Pounds of copper sold (in millions)	275.4	275.4
Ounces of gold sold (000s)			29.3
Ounces of silver sold (000s)				648.7

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown
below	$2.58	$2.58	$579.11	$9.57

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.74	0.72	177.85	3.06
By-product credits	(0.08)	-	-	-
Treatment charges	0.15	0.15	42.39	0.63
Unit net cash costs	0.81	0.87	220.24	3.69
Depreciation and amortization	0.17	0.16	21.39	0.36
Noncash and nonrecurring costs, net	-	-	0.24	0.01
Total unit costs	0.98	1.03	241.87	4.06
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging	(0.17)	(0.14)	(163.38)	(2.95)
Idle facility and other non-
inventoriable costs	(0.02)	(0.02)	(8.50)	(0.12)
Gross profit	$1.41	$1.39	$165.36	$2.44

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$734.1	$205.3	$46.6
Net noncash and nonrecurring costs
per above	N/A	0.4	N/A
Treatment charges per above	(42.2)	N/A	N/A
Purchased metal	45.1	45.0	N/A
Revenue adjustments, primarily for
pricing on prior period open sales
and hedging per above	(45.9)	N/A	N/A
Purchase accounting adjustments	-	501.4	196.5
Eliminations and other	2,619.6	1,674.6	103.7
As reported in FCX’s pro forma
consolidated financial results	$3,310.7	$2,426.7	$346.8

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$1,297.6	$1,297.6	$622.3	$21.0	$1,940.9

Site production and delivery, before net noncash
and nonrecurring costs shown below	313.7	209.7	100.6	3.4	313.7
Gold and silver credits	(643.3)	-	-	-	-
Treatment charges	153.3	102.5	49.1	1.7	153.3
Royalty on metals	49.8	33.3	16.0	0.5	49.8
Unit net cash (credits) costs	(126.5)	345.5	165.7	5.6	516.8
Depreciation and amortization	59.2	39.6	19.0	0.6	59.2
Noncash and nonrecurring costs, net	8.8	5.9	2.8	0.1	8.8
Total unit (credits) costs	(58.5)	391.0	187.5	6.3	584.8
Revenue adjustments, primarily for pricing on
prior period open sales	(29.3)	(29.3)	-	-	(29.3)
PT Smelting intercompany profit elimination	(35.7)	(23.9)	(11.4)	(0.4)	(35.7)
Gross profit	$1,291.1	$853.4	$423.4	$14.3	$1,291.1

Pounds of copper sold (in millions)	417.1	417.1
Ounces of gold sold (000s)			946.5
Ounces of silver sold (000s)				1,576.9

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.09	$3.09	$655.39	$13.29

Site production and delivery, before net
noncash and nonrecurring costs shown below	0.75	0.50	106.26	2.15
Gold and silver credits	(1.54)	-	-	-
Treatment charges	0.37	0.25	51.94	1.05
Royalty on metals	0.12	0.08	16.86	0.34
Unit net cash (credits) costs	(0.30)	0.83	175.06	3.54
Depreciation and amortization	0.14	0.10	20.05	0.40
Noncash and nonrecurring costs, net	0.02	0.01	2.99	0.06
Total unit (credits) costs	(0.14)	0.94	198.10	4.00
Revenue adjustments, primarily for pricing on
prior period open sales	(0.04)	(0.04)	2.12	(0.01)
PT Smelting intercompany profit elimination	(0.09)	(0.06)	(12.09)	(0.24)
Gross profit per pound/ounce	$3.10	$2.05	$447.32	$9.04

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,940.9	$313.7	$59.2
Net noncash and nonrecurring costs per above	N/A	8.8	N/A
Less: Treatment charges per above	(153.3)	N/A	N/A
Royalty per above	(49.8)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(29.3)	N/A	N/A
Total Indonesian mining operations	1,708.5	322.5	59.2
Eliminations and other	594.4	629.6	57.1
As reported in FCX’s consolidated
financial statements	$2,302.9	$952.1	$116.3

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Product Revenues and Unit Net Cash Costs
Three Months Ended March 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold		Silver	Total
Revenues, after adjustments shown below	$543.1	$543.1	$282.8		$7.8	$833.7

Site production and delivery, before net noncash
and nonrecurring costs shown below	275.0	179.2	93.3		2.5	275.0
Gold and silver credits	(290.6)	-	-		-	-
Treatment charges	83.6	54.5	28.3		0.8	83.6
Royalty on metals	19.9	13.0	6.7		0.2	19.9
Unit net cash costs	87.9	246.7	128.3		3.5	378.5
Depreciation and amortization	33.8	22.0	11.5		0.3	33.8
Noncash and nonrecurring costs, net	11.7	7.6	4.0		0.1	11.7
Total unit costs	133.4	276.3	143.8		3.9	424.0
Revenue adjustments, primarily for pricing on
prior period open sales and gold hedging	66.7 [a]	135.7	(69.0)		-	66.7
PT Smelting intercompany profit recognized	20.8	13.6	7.1		0.1	20.8
Gross profit	$497.2	$416.1	$77.1		$4.0	$497.2

Pounds of copper sold (in millions)	225.2	225.2
Ounces of gold sold (000s)			472.5
Ounces of silver sold (000s)					707.1

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$2.43	$2.43	$405.54	[b]	$9.76

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.22	0.80	197.43		3.62
Gold and silver credits	(1.29)	-	-		-
Treatment charges	0.37	0.24	60.05		1.10
Royalty on metals	0.09	0.06	14.31		0.26
Unit net cash costs	0.39	1.10	271.79		4.98
Depreciation and amortization	0.15	0.10	24.25		0.44
Noncash and nonrecurring costs, net	0.05	0.03	8.38		0.15
Total unit costs	0.59	1.23	304.42		5.57
Revenue adjustments, primarily for pricing on
prior period open sales	0.28 [a]	0.59	47.03		1.20
PT Smelting intercompany profit recognized	0.09	0.06	14.95		0.27
Gross profit per pound/ounce	$2.21	$1.85	$163.10		$5.66

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$833.7	$275.0	$33.8
Net noncash and nonrecurring costs per above	N/A	11.7	N/A
Less: Treatment charges per above	(83.6)	N/A	N/A
Royalty per above	(19.9)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	66.7	N/A	N/A
Total Indonesia mining operations	796.9	286.7	33.8
Eliminations and other	2,513.8	2,140.0	313.0
As reported in FCX’s pro forma
consolidated financial results	$3,310.7	$2,426.7	$346.8

a.	Includes a $69.0 million or $0.31 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
b.	Amount was $556.00 before the loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s income tax provision for the first quarter of 2007 resulted from taxes on earnings at international operations ($505.7 million), offset by a tax benefit from losses at United States (U.S.) operations ($45.5 million). The difference between the effective income tax rate of 43 percent for the first quarter of 2007 and the U.S. federal statutory rate of 35 percent was primarily attributable to withholding taxes recognized in connection with earnings from our Indonesian mining operations and income taxes recognized by PT Indocopper Investama. FCX’s net income for the first quarter of 2007 included approximately $106 million of earnings from Phelps Dodge for the period beginning March 20, 2007. The tax provision associated with these earnings ($33.6 million) did not have a significant impact on FCX’s first-quarter 2007 results.

For the first quarters of 2007 and 2006, significantly all of FCX’s tax provision relates to PT Freeport Indonesia. PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the U.S. provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no net financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia, but can be utilized to offset Atlantic Copper’s future profits.

FCX parent company costs consist primarily of interest, depreciation and amortization, general and administrative expenses and other debt-related costs. Prior to the 2007 acquisition, FCX received minimal, if any, tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. Beginning in 2007, parent company costs will be deducted from U.S. sourced income generated by Phelps Dodge and benefited at the combined company’s estimated 2007 U.S. federal and state tax rate of 32 percent. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in millions, except percentages).

	Three Months Ended
	March 31,
	2007	2006
Indonesian mining operating income[a]	$1,297.2	$450.0
Indonesian mining interest expense, net	(4.0)	(3.3)
Intercompany operating profit recognized (deferred)	(170.4)	74.2
Income before taxes	1,122.8	520.9
Indonesian corporate income tax rate	35%	35%
Estimated Indonesian corporate income taxes	393.0	182.3

Approximate PT Freeport Indonesia net income	729.8	338.6
Withholding tax on FCX’s equity share	9.064%	9.064%
Estimated withholding taxes	66.1	30.7
Phelps Dodge income before income taxes and minority interest	106.0	-
FCX parent company expenses[b]	(132.0)	(38.7)
	(26.0)	(38.7)
Approximate effective tax rate on remaining U.S. and
international operations	32.0%	-%
Estimated tax benefit	(8.3)	-

PT Indocopper Investama corporate income tax	14.1	5.6
Other, net	(4.7)	3.1
FCX consolidated provision for income taxes	$460.2	$221.7

FCX consolidated effective tax rate	43%	43%

a.	Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $14.2 million for the 2007 quarter and $56.0 million for the 2006 quarter.
b.	As a result of FCX’s acquisition of Phelps Dodge, FCX will receive a benefit for these costs in 2007. The 2007 amount includes $87.8 million for net losses on early extinguishment of debt.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
OPERATING DIVISIONS

Beginning with the acquisition of Phelps Dodge in March 2007, FCX’s business consists of three primary operating divisions - Indonesian Mining, North American Mining and South American Mining. Indonesian Mining includes PT Freeport Indonesia’s copper and gold mining operations and PT Puncakjaya Power’s power generating operations (after eliminations with PT Freeport Indonesia). North American Mining includes five copper mining complexes - Morenci, Bagdad, Sierrita, Chino and Tyrone - and also includes primary molybdenum activities, manufacturing and sales, as well as other mining activities. South American Mining includes three copper mining complexes - Candelaria/Ojos del Salado, El Abra and Cerro Verde. Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes. Phelps Dodge International Corporation (PDIC) manufactures energy cables for various industries. The following tables provide a summary of financial data by operating division for the first quarter of 2007, including the results of Phelps Dodge for the 12-day period ending March 31, 2007, and the first quarter of 2006.

					Exploration,	Atlantic
			North	South	Other	Copper		Corporate
	Indonesian		American	American	Mining &	Smelting		Other &	FCX
	Mining		Mining	Mining	Eliminations	& Refining	PDIC	Eliminations	Total
	(In Millions)
First Quarter 2007
Revenues	$1,708.5	[a]	$343.5	$261.7	$(146.5)	$454.0	$57.1	$(375.4)	$2,302.9
Production and delivery	322.5		351.9	115.8	(146.8)	427.0	48.5	(166.8)[b]	952.1
Depreciation, depletion and
amortization	59.2		13.9	28.4	0.2	10.5	0.5	3.6	116.3
Exploration and research
expense	-		1.0	-	5.3	-	-	0.2	6.5
Selling, general administrative
expense	43.8	[c]	0.8	-	(0.1)	4.1	1.0	(0.7)[c]	48.9
Operating income (loss)	$1,283.0		$(24.1)	$117.5	$(5.1)	$12.4	$7.1	$(211.7)	$1,179.1
Interest expense, net	$4.0		$0.1	$0.2	$(0.7)	$7.2	$0.3	$40.8	$51.9
Provision for income taxes	$452.9		$-	$40.8	$0.1	$-	$-	$(33.6)	$460.2
Minority interests in net
income of consolidated
subsidiaries	$-		$-	$47.1	$0.3	$-	$0.7	$66.3	$114.4
Equity in affiliated companies’
net earnings	$-		$0.2	$-	$-	$-	$-	$4.3	$4.5
Total assets	$4,549.3		$16,136.8	$8,475.8	$1,217.0	$1,074.8	$1,119.5	$8,860.8	$41,434.0
Capital expenditures	$74.0		$52.7	$2.3	$4.9	$7.5	$0.5	$0.5	$142.4

First Quarter 2006
Revenues	$796.8	[a]	$-	$-	$-	$516.1	$-	$(226.8)	$1,086.1
Production and delivery	286.7		-	-	-	491.4	-	(300.2)[b]	477.9
Depreciation, depletion and
amortization	33.8		-	-	-	7.4	-	2.1	43.3
Exploration and research
expense	-		-	-	2.6	-	-	-	2.6
Selling, general administrative
expense	82.3	[c]	-	-	-	3.8	-	(55.5)[c]	30.6
Operating income (loss)	$394.0		$-	$-	$(2.6)	$13.5	$-	$126.8	$531.7
Interest expense, net	$3.3		$-	$-	$-	$5.4	$-	$14.0	$22.7
Provision for income taxes	$144.6		$-	$-	$0.1	$-	$-	$77.0	$221.7
Minority interests in net
income of consolidated
subsidiaries	$-		$-	$-	$-	$-	$-	$27.1	$27.1
Equity in affiliated companies’
net earnings	$-		$-	$-	$-	$3.6	$-	$-	$3.6
Total assets	$3,724.4		$-	$-	$5.5	$963.6	$-	$102.7	$4,796.2
Capital expenditures	$48.9		$-	$-	$-	$3.5	$-	$(0.3)	$52.1

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
OPERATING DIVISIONS
(continued)

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $584.3 million in the 2007 quarter and $282.5 million in the 2006 quarter.
b.
Includes deferral (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $35.7 million in the 2007 quarter and $(20.8) million in the 2006 quarter.

c.
Includes charges to the Indonesian mining division for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $14.2 million in the 2007 quarter and $56.0 million in the 2006 quarter.

XV